MORRIA BIOPHARMACEUTICALS, PLC.

2007 STOCK OPTION PLAN

A. NAME AND PURPOSE

1.	Name: This plan, as amended from time to time, shall be known as the Morria Biopharmaceuticals, PLC. 2007 Stock Option Plan (the "Plan").

2.	Purpose:

2.1.	The purpose and intent of this Plan is to provide an additional incentive to employees, officers, directors, consultants and certain other service providers of the Company (collectively, “Service Providers”) and any Parent or Subsidiary of the Company (both as defined below) to further the growth, development and financial success of the Company by providing them with opportunities to purchase Shares (as defined below) of the Company pursuant to this Plan and to promote the success of the Company's business.

Options granted under the Plan may contain such terms as will qualify such options as ISOs (under US tax law), as determined by the Administrator at the time of grant of an option and subject to the applicable provisions.

The Plan was adopted by the Board of Directors of the Company on August 28, 2007.

2.2.	Definitions: For the purposes of this 2007 Stock Option Plan, the following terms shall have the meaning ascribed thereto as set forth below:

(a)	"Administrator" means the Board or any of its Committees as shall be administrating the Plan, in accordance with Section 4 of the Plan.

(b)	"Applicable Laws" means the requirements relating to the adoption and administration of stock option plans under the United Kingdom corporate laws, United Kingdom securities laws, the U.S Code, any rules and regulation promulgated thereunder, any stock exchange or quotation system on which the Shares may be listed or quoted and the applicable laws of any other country or jurisdiction where Options (as defined below) are, or will be, granted under the Plan (as defined below).

(c)	"Additional Rights" means any distribution of rights, including an issuance of bonus shares and/or the Shares issued upon exercise of such Options.

(d)	"Board" means the Board of Directors of the Company.

(e)	"California Optionee" shall mean an individual who is a resident of the State of California and who is receiving an Option under the Plan.

(f)	"Cause" means any of the following: (i) breach of the Optionee's (as defined below) duty of loyalty towards the Company and/or any Parent or Subsidiary of the Company, including breach of confidentiality obligation; (ii) breach of the Optionee's duty of care towards the Company and/or any Parent or Subsidiary of the Company; (iii) the Optionee has committed any flagrant criminal offense; (iv) the Optionee has committed a fraudulent act towards the Company and/or any Parent or Subsidiary of the Company; (v) the Optionee caused intentionally, by act or omission, any financial damage to the Company and/or any Parent or Subsidiary of the Company or harm the business reputation of the Company and/or any Parent or Subsidiary of the Company; (vi) any other circumstance deemed by law to constitute “cause”, pursuant to which an employer is relieved from the duty to pay severance pay to an employee; or (vii) any other circumstances defined in the Optionee's employment or engagement agreement with the Company and/or any Parent or Subsidiary of the Company as constituting “cause”.

(g)	"Code" means the U.S. Internal Revenue Code of 1986, as amended.

(h)	"Committee" means a committee of Directors (as defined below) or of other individuals satisfying Applicable Laws to which the Board has delegated power to act under or pursuant to the provisions of the Plan. In the absence of any such delegation, the Committee will consist of the entire Board.

(i)	"Company" means Morria Biopharmaceuticals, Plc. A Company incorporated under the laws of the United Kingdom.

(j)	"Continuous Status as an Employee" means the absence of any interruption or termination of the employment relationship with the Company or any Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of (i) medical leave, maternity leave, paternity leave, military leave, family leave or any leave of absence approved by the Company, provided that such leave does not result in the termination of the employment relationship with the Company or any Parent or Subsidiary, as the case may be; or (ii) transfer between locations of the Company, or (iii) transfer of employment between the Company, its Parent, any of its Subsidiaries, or any successor thereto. Notwithstanding anything to the contrary set forth hereinabove, for purposes of ISO, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then any ISO held by such Optionee that are not exercised within ninety (90) days after the [commencement of the leave of absence/ the ninety-first (91st) day of such leave] shall, on the ninety-first day after the commencement of the leave of absence, cease to be treated as an ISO and shall be treated for tax purposes as a NSO.

(k)	“Director” means a member of the Board.

(l)	"Disability" shall mean (i) prior to the date on which any security of the Company becomes a Listed Security, the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person's position in the Company or any Parent or Subsidiary, because of sickness or injury of that person; or (ii) after the date on which any security of the Company becomes a Listed Security, the permanent and total disability as defined in Section 22(e)(3) of the Code.

(m)	"Employee" means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute “employment” by the Company.

(n)	"Exercise Price" means the price per share determined by the Committee in accordance with Section 9 below, which is to be paid to the Company in order to exercise an Option and purchase the Stock(s) covered thereby.

(o)	"Expiration Date" of an Option means the earlier of: (i) the expiration of ten (10) years from the date such Option was granted; or (ii) the expiration date set forth in the Option Agreement.

(p)	"Fair Market Value" means, as of any date, the value of a Share determined as follows:

(i)        If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system, on the date of determination or, if the date of determination is not a trading day, the immediately preceding trading day, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)        If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination or, if there are no quoted prices on the date of determination, on the last day on which there are quoted prices prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)       In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(q)	"Incentive Stock Option" or “ISO” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder and is expressly designated by the Administrator at the time of grant as an ISO.

(r)	"IPO" means the Company’s initial underwritten public offering of its securities pursuant to an effective registration statement under the United States Securities Act of 1933, as amended or equivalent law of another jurisdiction.

(s)	"Listed Security" shall mean any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers Inc. or on any qualified public stock exchange in the UK.

(t)	“M&A Event” means (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (ii) a sale of all or substantially all of the assets of the Company (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Company's material assets); unless in each case, the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

(u)	“Nonstatutory Stock Option” or "NSO" means an Option that does not qualify as an Incentive Stock Option. Options granted to U.S. residents that do not contain such terms as will qualify them as ISO, shall be regarded as Nonstatutory Stock Options.

(v)	"Notice of Exercise" has the meaning ascribed to it in Section 9 below.

(w)	"Option(s)" means a right to purchase Shares granted under Section 7 below, and subject to the terms specified in the Plan, whether, ISOs, NSOs or options issued under other tax regimes.

(x)	"Optionee(s)" means the holder of an outstanding Option granted under the Plan.

(y)	"Option Agreement" means a written or electronic agreement between the Company and the Optionee evidencing the terms and conditions of an individual grant of Option, as further specified in Section 7 below. The Option Agreement is subject to the terms and conditions of the Plan.

(z)	"Parent" means "a parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)	[Intentionally Omitted]

(bb)	“Share(s)” means an Ordinary Share of the Company, par value £0.01 each, as adjusted in accordance with Section 7 of the Plan.

(cc)	“Subsidiary” means a "Subsidiary Corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

(dd)	"Ten Percent Holder" shall mean a person who owns stock representing more then ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3.	Interpretation. Unless the context otherwise indicates, words expressed in the singular shall include the plural and vice versa and the use of the neuter, masculine, or feminine gender is for convenience only and shall be deemed to mean and include the neuter, masculine or feminine gender, as appropriate.

4.	Administration.

4.1.	The Committee shall have the power to administer the Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever. Subject to Applicable Laws, members of the Committee shall be eligible to receive Options under the Plan while serving on the Committee.

4.2.	To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

4.3.	Subject to the terms and conditions of this Plan, and subject to the approval of any relevant authorities and to Applicable Laws, the Committee shall have full power and authority, at all times, to: (i) determine the Fair Market Value of the Shares pursuant to the provisions of this Plan, provided such determination shall be applied consistently; (ii) select the Optionees to whom Options may from time to time be granted hereunder, and to grant the Options to said Optionees; (iii) designate Options as ISOs, NSOs or options granted pursuant to other tax regimes; (iv) determine the terms and provisions of the Option Agreements, not inconsistent with the terms of the Plan, (which need not be identical) including, but not limited to, the type of the Option to be granted, the number of Shares to be covered by an Option, the Exercise Price, the time or times when and the extent to which an Option shall be vested and may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting a substantial risk of forfeiture; (v) accelerate the right of an Optionee to exercise, in whole or in part, any Option, or extend such right; (vi) approve forms of Option Agreement for use under the Plan; (vi); (vii) interpret and construe the provisions of the Plan and the Option Agreements; (viii) amend the Option Plan from time to time in order to qualify for tax benefits under the Applicable. Laws; (ix) adopt sub-plans, Plan addenda and appendices to the Plan as the Committee deems desirable, to accommodate foreign laws, regulations and practice. The provisions of such sub-plans, Plan addenda and appendices to the Plan may take precedence over other provisions of the Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such sub-plans, Plan addenda and appendices to the Plan, the provisions of the Plan shall govern their operation; (x) exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan, including but not limited to prescribe, amend and rescind any rules and regulations relating to the Plan (including rules and regulations relating to sub-plans, Plan addenda and appendices to the Plan established for the purpose of satisfying applicable foreign laws); (xi) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by an Optionee or other subsequent transfers by the Optionee of any Shares issued as a result of or under an Option; and (xii) take all other action and determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

4.4.	The interpretation and construction by the Committee of any provision of the Plan (including sub-plans, Plan addenda and appendices to the Plan), the Option Agreement or of any Option thereunder shall be final and conclusive, unless otherwise determined by the Board.

5.	Reserved Shares.

5.1.	The aggregate number of Shares that may be issued upon exercise of Options under the Plan shall not exceed 1,365,000 Shares, subject to adjustments as provided in Section 11 of the Plan. The Shares subject to the Plan may be either authorized but unissued Shares or reacquired Shares.

5.2.	Any Shares under the Plan, in respect of which the right hereunder of an Optionee to purchase the same shall for any reason terminate, become cancelled, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan (unless the Plan has terminated). No fraction of Shares may be issued under the Plan.

5.3.	The Board may, at any time during the term of the Plan, increase the number of Shares available for grant under the Plan. The Company’s stockholders must approve such increase, if so required under Applicable Laws and/or the Company’s Articles of Association and/or any Shareholders Rights Agreement, as shall be in effect from time to time.

6.	Eligible Optionees.

6.1.	Subject to the terms and conditions of the Plan and any restriction imposed by Applicable Laws, Options may be granted to Optionees, as selected by the Administrator in its sole discretion, but provided however that notwithstanding anything to the contrary herein, Nonstatutory Stock Options may be granted to Employees or to such other individuals as determined by the Administrator whom the Company has offered a position of Employee. Incentive Stock Options may be granted only to Employees. Each Option shall be designated in the Option Agreement as either: (1) an ISO; (2) a NSO.

6.2.	Notwithstanding any designation under 6.2, in the case of an ISO, to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISO are exercisable for the first time by any Optionee during any calendar (under all plans of the Company or any Parent or Subsidiary of the Company), exceeds $100,000, such excess Options shall be treated as NSO. For purposes of this Section 6.3, ISO shall be taken into account in the order in which they were granted and the Fair Market Value of the Shares shall be determined as of the date of grant of such Option.

6.3.	Eligibility to participate in the Plan does not confer any right to be granted Options under the Plan. Participation in the Plan is voluntary. The grant of an Option to an Optionee hereunder, shall neither entitle such Optionee to participate, nor disqualify him from participating, in any grant of Options pursuant to this Plan or any other share incentive or stock option plan of the Company or any Parent or Subsidiary of the Company.

7.	Issuance of Options.

7.1.	Options may be granted at any time, after the Plan shall become effective as specified in Section 15 hereof, subject to obtaining all the necessary approvals (if any) from any regulatory body or governmental agency having jurisdiction over the Company and/or any Parent or Subsidiary and/or any Optionee. The date of grant of each Option shall be the date specified by the Committee at the time such Option is granted and subject to the Applicable Laws.

7.2.	An Option Agreement shall evidence each Option granted pursuant to the Plan. The Option Agreement shall state, inter alia, the number of Shares covered thereby, the type of Option granted thereunder, the dates and schedule when the Option may be exercised, the Exercise Price and such other terms and conditions as the Committee in its discretion may prescribe, provided that they are consistent with this Plan and Applicable Laws.

8.	Option Exercise Price and Consideration.

8.1.	The per Share Exercise Price for the Shares to be issued pursuant to the exercise of an Option shall be such price as determined by the Administrator and set forth in the Option Agreement, on an individual basis, subject to any guidelines as may be determined by the Board from time to time, provided, however, that the Exercise Price shall be not less than the nominal value of the Shares underlying the Option, and subject to the following:

(i)          In the case of an ISO or in case of any Option granted to a California Optionee under this Plan, if:

(A)          granted to an Employee who, at the time the ISO is granted, owns shares representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

(B)          granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant;

(ii)         In the case of a Nonstatutory Stock Option granted to residents of the United States excluding California Optionees, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant;

(iii)        Notwithstanding the foregoing (except for the requirement that the Exercise Price shall be not less than the nominal value of the shares), Options may be granted with a per Share exercise price other than as required above in accordance with and pursuant to a transaction described in Section 424 of the Code.

8.2.	The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee subject to Applicable Laws and, in the case of an ISO, the acceptable form of consideration shall be determined at the time of grant. Such consideration may consist of, without limitation, (1) cash, (2) check or wire transfer, or (3) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

9.	Exercise of Options.

9.1.	Term of Option. Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan; provided, however, that in no event shall an Option be exercisable after the earlier of: (i) the expiration of ten (10) years from the date such Option was granted; (ii) in the event of the grant of an ISO to a Ten Percent Shareholder, the expiration of five (5) years from the date of grant; or (iii) the Expiration Date of the Option (as defined in the Option Agreement).

9.2.	Unless the Committee provides otherwise and unless contrary to any Applicable Laws, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share. Provided however that, if required under Applicable Laws, the Option (or Shares issued upon the exercise of the Option) shall comply with the requirements of Section 260.140.41(f) of the Rules of the California Corporations Commissioner which provides for the right to exercise at a rate of at least twenty percent (20%) per year over five years from the date the Option is granted, subject to reasonable conditions such as continued employment or, in the case of an Option granted to officers, directors, managers or consultants, the Option may become fully exercisable at any time, subject to reasonable conditions such as continued employment.

9.3.	Anything herein to the contrary notwithstanding, if any Option, or any part thereof, has not been exercised within the time periods set forth in Section 9.1 above, and the Shares covered thereby not paid for until such time, then such Option, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Optionee in and to the same shall expire.

9.4.	An Option, or any part thereof, shall be exercisable by the Optionee's signing and returning to the Company at its principal office, on any business day, a "Notice of Exercise" in such form and substance as may be prescribed by the Committee from time to time, which exercise shall be effective upon receipt of such signed notice by the Company at its principal office, on any business day. The Notice of Exercise shall specify the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment of the aggregate Exercise Price due with respect to the Shares to be purchased. Such payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Option Agreement and the Plan. If required under Applicable Laws, the Notice of Exercise shall also be accompanied by payment of the aggregate withholding taxes due with respect to the exercise of Options and/or purchased Shares.

9.5.	If Applicable Laws require the Company to take any action with respect to the Shares specified in the Notice of Exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

9.6.	Prior to exercise, the Optionees shall have none of the rights and privileges of a shareholder of the Company in respect to any Shares purchasable upon the exercise of any part of an Option. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised, subject to the provisions of Section 13 hereof. No adjustment will be made for a dividend or other right, for which the record date precedes the date of issuance of the Shares, except as provided in Section 11 hereof.

9.7.	[Intentionally Omitted]

9.8.	Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

10.	Termination of Relationship as an Employee.

10.1.	Except as provided below, an Option, or any part thereof, may not be exercised unless the Optionee is then a Service Provider of the Company or any Parent or Subsidiary thereof.

10.2.	Unless otherwise provided by the Committee or required by the Code, if an Optionee ceases to be an Employee of the Company or any Parent or Subsidiary thereof for any reason (including, but not limited to, resignation and retirement, but excluding termination by reasons of dismissal not for Cause, Optionee's Disability, death or Cause, for which events there are special rules in Subsections (10.3) through (10.5) below), all Options granted to the Optionee, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Option Agreement, be exercised within one (1) month following the date of such termination, but in no event later than the Expiration Date of such Option, as set forth in the Option Agreement. If, after termination, the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan. Unless the Committee provides otherwise, if on the date of termination, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

10.3.	Unless otherwise provided by the Committee, if an Optionee ceases to be a Service Provider of the Company or any Parent or Subsidiary thereof (in the case of an Employee, as a result of dismissal not for Cause), all Options granted to the Optionee, which are vested and exercisable at the time of such dismissal/termination, may, unless earlier terminated in accordance with the Option Agreement, be exercised within three (3) months following the date of such termination, but in no event later than the Expiration Date of such Option, as set forth in the Option Agreement. If, after termination, the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan. Unless the Committee provides otherwise, if on the date of termination, the Optionee is not vested as to his entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.

10.4.	Unless otherwise provided by the Committee, if an Optionee ceases to be an Employee of the Company or any Parent or Subsidiary thereof as a result of Optionee’s Disability or death, all Options granted to the Optionee, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Option Agreement, be exercised within (6) months (or such other period of time not exceeding twelve (12) months as determined by the Administrator) following the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and terminated his or her employment six (6) months (or such other period of time not exceeding twelve (12) months as determined by the Administrator) after the date of death; or (ii) within ninety (90) days after the termination of Continuous Status as an Employee, the Option may be exercised, at any time within six (6) months (or such other period of time not exceeding twelve (12) months as determined by the Administrator) following the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. Notwithstanding the above, if an Optionee ceases to be an Employee of the Company or any Parent or Subsidiary thereof for Cause, all outstanding Options granted to such Optionee (whether vested or not) shall, to the extent not theretofore exercised, expire immediately upon the earlier of: (i) the date of such termination; or (ii) the time of delivery of the notice of termination for Cause, unless otherwise determined by the Committee. The Shares covered by such expired Options shall revert to the Plan.

10.5.	Notwithstanding the above, if an Optionee ceases to be an Employee of the Company or any Parent or Subsidiary thereof for Cause, all outstanding Options granted to such Optionee (whether vested or not) shall, to the extent not theretofore exercised, expire immediately upon the earlier of: (i) the date of such termination; or (ii) the time of delivery of the notice of termination for Cause, unless otherwise determined by the Committee. The Shares covered by such expired Options shall revert to the Plan.

In addition and notwithstanding Subsections (2) through (4) above, if after termination of relationship as an Employee, Optionee does not comply in full with any of non-compete, non solicitation, confidentiality or any other requirement of any agreement between the Optionee and the Company (or any Parent or Subsidiary thereof engaging the Optionee), the Committee may, in its sole discretion, refuse to allow the exercise of the Options.

10.6.	For the purpose of this Section 10, termination of relationship as a Service Provider shall be deemed to be effective upon the date, which is designated by the Company (or any Parent or Subsidiary thereof engaging the Optionee) as the last day of the Optionee’s provision of services for the Company or any Parent or Subsidiary thereof.

10.7.	For the purpose of this Section 10, a transfer of the Optionee from the employment of the Company to any Parent or Subsidiary (and vise versa) or between Subsidiaries or between a Parent and a Subsidiary shall not be deemed a termination of relationship as an employee, unless otherwise determined by the Committee.

10.8.	The Administration may at any time offer to buy out for a payment in cash or shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

11.	Adjustments, Liquidation and M&A Event:

11.1.	Adjustments. Subject to any required action by the stockholders of the Company, the number and type of Shares covered by each outstanding Option which have been authorized for issuance under the Plan but as to which no Option have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, and the number and type of Shares covered by each outstanding Option, as well as the Exercise Price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number or type of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, in its sole discretion. The Company shall not be required to issue fractional Shares or other securities under the Plan as a result of such adjustment and any fractional interest in a Share or other security that would otherwise be delivered upon the exercise of an Option will be cancelled. Except as expressly provided herein, no issuance by the Company of any class of shares, or securities convertible into any class of shares, shall affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of Shares subject to an Option.

11.2.	In addition to any adjustments that are made under Section 11.1 above, the Committee shall also make such adjustments to the extent required by Section 25102(o) of the California Corporations Code with respect to Options granted to California Optionees.

11.3.	No adjustment reflecting an increase in the value of an Optionee's rights to purchase Shares shall be made under this section 11 in the case of an ISO, without the consent of an Optionee, if such adjustment will constitute a modification, extension or renewal of the Option within the meaning of section 424(h) of the Code.

11.4.	Dissolution or Liquidation. In the event of dissolution or liquidation of the Company, the Company shall have no obligation to notify the Optionees of such event and any Options that have not been previously exercised will terminate immediately prior to the consummation of such dissolution or liquidation. Notwithstanding the above, in the event of a voluntary liquidation of the Company, which is not within the frame of a merger or acquisition of the Company, the Committee shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction, and any Options that have not been previously exercised will terminate immediately prior to the consummation of such proposed transaction.

11.5.	M&A Event. In case of M&A Event, each outstanding Option shall be treated as the Committee determines, including, without limitation, that each Option be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Committee shall not be required to treat all Options similarly in the transaction. In the event that the Option is not assumed or substituted for following M&A Event, the Option shall terminate as of the date of the closing of the M&A Event and the Committee shall notify the Optionee in writing or electronically of such termination. For the purposes of this Subsection (4), the Option shall be considered assumed if, following the M&A Event, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the M&A Event, the consideration (whether stock, cash, or other securities or property) received in the M&A Event by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the M&A Event is not solely common stock of the successor corporation or its Parent or Subsidiary, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely ordinary shares of the successor corporation or its Parent or Subsidiary equal in fair market value to the per share consideration received by holders of Common Stock in the M&A Event.

12.	Limited Transferability of Options/ Shares:

12.1.	No Option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than: (i) by will; (ii) by the laws of descent and distribution or (iii) pursuant to a qualified domestic relations order as defined by the Code or Title 1 of the Employee Retirement Income Security Act, and may be exercised during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

12.2.	The terms of the Plan and the Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Plan shall be null and void.

12.3.	Shares acquired upon exercise of an Option shall be subject to such restrictions on transfer as are generally applicable to Ordinary Shares of the Company on the date of grant of the Option, including but not limited to (i) restrictions then detailed in the Company's Articles of Association; and (ii) restrictions then detailed in any shareholders agreements (as applicable to other holders of Ordinary Shares of the Company), regardless of whether or not the Optionee is a party to such agreements.

12.4.	In the event the Shares shall be registered for trading in any public market, the Committee may impose certain limitations on the Optionee’s right to sell the Shares as may be reasonably requested by the Company’s underwriters, and Optionee shall unconditionally agree and accept any such limitations.

13.	Conditions Upon Issuance of Shares:

13.1.	Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Without derogating from the generality of the foregoing, the Company shall not be required to issue or deliver any Shares (or any certificate or certificates for such Shares) purchased upon exercise of any Option (or portion thereof) prior to the completion of any registration or other qualification of such Shares, if so required under any Applicable Law.

13.2.	As a condition to the exercise of an Option, the Committee may require the Optionee exercising such Option to represent and warrant at the time of such exercise, if, in the opinion of counsel for the Company, such a representation is required, that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares; and (ii) the Optionee shall not sell, transfer or otherwise dispose of any of the Shares so purchased by him, except in compliance with the applicable securities laws, and the rules and regulations thereunder. Furthermore, the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restriction, as it may deem appropriate.

14.	Tax Consequences:

14.1.	Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby, from the sale or disposition of such Shares or from any other event or act (of the Optionee, the Company or any Parent or Subsidiary of the Company) hereunder, shall be borne solely by the Optionee unless otherwise a requirement of the Applicable Laws. The Company or any Parent or Subsidiary of the Company shall withhold taxes according to the requirements under the Applicable Laws, and it may take steps as it may deem necessary for withholding all due taxes, including, but not limited to (i) to the extent permitted by Applicable Laws, deducting the amount so required to be withheld from any other amount then or thereafter payable to an Optionee; and/or (ii) requiring an Optionee to pay to the Company or any Parent or Subsidiary of the Company the amount so required to be withheld as a condition for the issuance, delivery, distribution or release of any Shares. Furthermore, such Optionee shall agree to indemnify the Company and/or any Parent or Subsidiary of the Company that engages the Optionee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Except as otherwise required by Applicable Laws, the Company shall not be required to release any Share certificate to an Optionee until all required payments have been fully made. In the event an Optionee shall cease to be an Employee of the Company or any Parent or Subsidiary of the Company, for any reason, the Optionee shall be obligated to provide the Company and/or its Parent or Subsidiary with a security or guarantee, in the degree and manner satisfactory to them, to cover any future tax obligation resulting from the disposition of the Options and/or the Shares acquired thereunder.

14.2.	When an Optionee incurs tax liability in connection with the exercise of an Option, which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by electing to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). All elections by an Optionee to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

(a)        the election must be made on or prior to the applicable Tax Date; and

(b)        all elections shall be subject to the consent or disapproval of the Administrator.

In the event the election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

15.	Term, Amendment and Termination of the Plan:

15.1.	The Plan shall become effective upon the later of: (i) its adoption by the Board, or (ii) its approval by the Company's stockholders but only to the extent such an approval is necessary to comply with Applicable Laws. No ISO shall be granted unless the shareholders of the Company have approved the Option Plan within twelve (12) months before or after the Board of Directors of the Company adopts this Plan.

15.2.	Unless sooner terminated, the Plan shall expire on the tenth (10) anniversary of its effective date.

15.3.	The Committee, at any time and from time to time, may terminate, suspend or amend the Plan. The Committee shall obtain approval from the Company’s stockholders of any Plan amendment to the extent necessary to comply with Applicable Laws. No amendment, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Committee, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.4.	No Option shall be granted to a resident of the State of California under this Plan more than ten (10) years after the earlier of: (i) the date of adoption of this Plan; or (ii) the date this Plan is approved by the shareholders and in no event beyond the date set forth in Section 15.2 above.

16.	Grant of Information to California Optionees: The Company shall provide to each California Optionee and to each California Optionee who acquired Shares pursuant to the Plan, not less frequently than annually during the period such Optionee has one or more Options outstanding or during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key Employees whose duties in connection with the Company assure their access to equivalent information.

17.	Inability to Obtain Authority: The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.	Continuance of Engagement: Neither the Plan nor any Option granted hereunder shall impose any obligation on the Company or its Parent or Subsidiary, to continue its relationship with an Optionee as an Employee, and nothing in the Plan, in any Option Agreement or in any Option granted pursuant thereto shall confer upon any Optionee any right with respect to continuing the Optionee's relationship as an Employee with the Company or its Parent or Subsidiary nor shall it interfere in any way with his right or the Company's or its Patent's or Subsidiary's right to terminate such relationship at any time, with or without Cause, and with or without notice.

19.	Non-Exclusivity of the Plan. The Plan shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20.	Governing Law and Jurisdiction. This Plan and all instruments issued thereunder or in connection therewith shall be governed by and construed and enforced in accordance with the laws of the U.S.A, without giving effect to the principles of conflict of laws thereof. Any dispute arising out of this Plan and all instruments issued thereunder or in connection therewith shall be resolved exclusively by the appropriate court in the U.S.A.

21.	Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.	Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes of the Company.

23.	Severability. If any term or other provision of this Plan is determined to be invalid, illegal or incapable of being enforced by any Applicable Laws, the invalidity of such term or provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

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